Exhibit 10.1

AGREEMENT BY AND BETWEEN
Grayson National Bank
Independence, VA
and
The Comptroller of the Currency

Grayson National Bank, Independence, Virginia (“Bank”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on January 3, 2011.  The Comptroller has found unsafe and unsound banking practices relating to asset quality and credit administration.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Jeffery B. King
Assistant Deputy Comptroller
Virginias Field Office
4419 Pheasant Ridge Road, Suite 300
Roanoke, VA 24014

                      ARTICLE II
COMPLIANCE COMMITTEE

(1) Within fifteen (15) days, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least quarterly.

(3) Within forty five (45) days of the end of each calendar quarter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action(s) needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within thirty (30) days of receiving such report.

ARTICLE III
BOARD TO ENSURE COMPETENT MANAGEMENT

(1) Within thirty (30) days of the date the Board completes its evaluation of executive management as required in paragraph (2) below, and on an on-going basis thereafter, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Executive Officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner, or take steps to identify and employ appropriate replacement executive officers.

(2) Within ninety (90) days, the Board shall review the capabilities of the Bank’s executive management to perform present and anticipated duties including an assessment of each executive officer’s experience, other qualifications, and performance compared to the position’s description, duties, and responsibilities.  Based on this assessment, the Board will determine whether executive management changes will be made, including the need for additions to or deletions from current executive management.

(3) If the Board determines that an executive officer will continue in his/her position but that the executive officer’s depth of skills needs improvement, the Board will within sixty days of that determination develop and implement a written program, with specific time frames, to improve the executive officer’s supervision and management of the Bank.  At a minimum the written program shall include:

(a)	an education program designed to ensure that the executive officer has skills and abilities necessary to supervise effectively;
(b)	a program to improve the effectiveness of the executive officer;
(c)	objectives by which the executive officer’s effectiveness will be measured; and
(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(4) If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including  if the Board realigns an existing executive officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within sixty days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(5) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)
the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)	a written statement of the Board's reasons for selecting the proposed executive officer; and
(c)	a written description of the proposed executive officer's duties and responsibilities.

(6) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new executive officer.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed executive officer.

(7) The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.
ARTICLE IV
CAPITAL PLAN

(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program.  The program shall include:

(a)	specific plans for the maintenance of capital commensurate with the bank’s risk profile;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)
a monthly evaluation of the Bank’s leverage capital ratio for adequacy and a quarterly evaluation of capital adequacy relative to quantifiable key risk indicators such as classified and nonperforming assets and past due loan levels;

(d)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(e)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(f)	contingency plans that identify alternative methods should the primary source(s) under (e) above not be available; and
(g)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)	with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.

(2) Upon completion, the Bank's capital program, including the Bank’s dividend policy, shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V
PROFITABILITY PLAN

(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.  This plan shall include, at minimum, the following elements:

(a)	identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance, which shall include, but not be limited to:
(i)	implementing the action plans to reduce the level of nonperforming assets, required under Article VI of this Agreement;
(ii)	performing a line-by-line review of non-interest expenses; and
(iii)	developing a plan to improve non-interest income;
(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;
(c)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections at least quarterly; and
(d)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2) The budgets and related documents required in paragraph (1) above for 2011 shall be submitted to the Assistant Deputy Comptroller upon completion.

(3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4) Should the Board revise the budget as a result of the budget review process detailed in paragraph (1)(c) above, the Board shall submit the revised budget to the Assistant Deputy Comptroller upon completion.

(5) The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect.  The budget for each year shall be submitted on or before December 31 of the preceding year.

ARTICLE VI
CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the Report of Examination, in any subsequent Report, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to reduce or eliminate the level of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.  This program shall include, at a minimum:

(a)	an identification of the alternate sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;
(d)
problem credit work out plans, which must include, at a minimum, the current status of the loan, current financial condition of the borrower and guarantor(s), accrual status, source and date of collateral valuation, and specific action plans with target dates to either exit or retain the credit;

(e)	consideration of the potential for sale of the underlying collateral; and
(f)
active marketing and management of properties held as other real estate owned (OREO), to include appropriate write-down of the value of the asset to reflect current market value as defined by appropriate accounting standards.

(3) Upon adoption, a copy of the program developed in accordance with paragraph (2) of this Article for all criticized assets equal to or exceeding two hundred fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board, or a designated committee, shall conduct a review on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred fifty thousand dollars ($250,000);
(b)	management's adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.

(5) A copy of each review required in paragraph (4) of this Article shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(6) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed two hundred fifty thousand ($250,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.

(7) A copy of the approval of the Board or of the designated committee pursuant to paragraph (6) of this Article shall be maintained in the file of the affected borrower.

ARTICLE VII
LOAN REVIEW

(1) Within sixty (60) days, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Bank's loan and lease portfolios to assure the timely identification and categorization of problem credits.  The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook.  Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;
(b)	the identification, type, rating, and amount of problem loans and leases;
(c)	the identification and amount of delinquent loans and leases;
(d)	credit and collateral documentation exceptions;
(e)	the identification and status of credit related violations of law, rule or regulation;
(f)	the quality of underwriting;
(g)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;
(h)	concentrations of credit;
(i)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and
(j)	loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2) A written description of the program required in this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(4) The Board shall approve the loan review scope on an annual basis, or more frequently when appropriate.  The scope of the loan reviews, whether utilizing internal or external resources, will be in accordance with the bank’s Loan Review Policy with a minimum annual coverage of 60% of the commercial loan portfolio and criteria for evaluating the retail portfolio.

(5) The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(6) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE VIII
CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

Jeffery B. King Assistant Deputy Comptroller Virginias Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

Jacky Anderson	Date
Bryan Edwards	Date
Jay Guynn	Date
Hayden Horney	Date
Thomas Jackson	Date
Theresa Lazo	Date
Carl Richardson	Date
Charles Sturgill	Date
J. David Vaughan	Date